Exhibit 99.1

ADM Tronics Reports Fiscal Year 2008, Financial Results

June 30, 2008, Northvale, NJ – ADM Tronics Unlimited, Inc. (OTCBB: ADMT), a technology-based developer and manufacturer of unique, environmentally-safe, health and life-enhancing technologies, today announced financial results its fiscal year ended March 31, 2008.

ADMT reported a net loss of $2,894,316, or $.05 net loss per share, for the year ended March 31, 2008, a decrease of $5,271,570 from the net loss of $8,165,886, or $.15 net loss per share, for the year ended March 31, 2007.  This decrease was primarily the result of the exclusion of the Ivivi Technologies Inc.’s (Ivivi) loss due to the deconsolidation of Ivivi’s operating results following its October 2006 IPO, which reduced our ownership to approximately 34% (currently 30% as a result of additional issuances by Ivivi).  Revenues for the year ended March 31, 2008 were $1,896,746 as compared to $1,537,860 for the year ended March 31, 2007, which included $615,307 of Ivivi’s revenues prior to its deconsolidation.

See the accompanying Supplemental Pro Forma Financial Information that shows our results for the year ended March 31, 2007 with Ivivi’s results on one line to make it more comparative to our current period results.  Our revenues for the current year were $1,896,746, which included approximately $903,000 in sales of medical devices to Ivivi, compared to our pro forma revenues for the prior year of $922,553, an increase of $974,193 or 106%.  The increase primarily resulted from increased sales to Ivivi.  Gross profit was $540,884 and $508,648 (excluding Ivivi's operations) for the years ended March 31, 2008 and 2007, respectively.  Gross margins decreased as a result of margins on sales of medical devices of approximately 17% to Ivivi, as compared to margins achieved from our chemical products, which are generally higher. We have also incurred higher raw material costs on our chemical products during the year ended March 31, 2008.

Andre’ DiMino, President of ADMT stated, “Our results show continued growth for both our year-over-year and sequential periods. We expect to see continued growth and acceptance of our water-based chemical products through expanded sales and marketing activities.  We also expect continued increases in revenues from the production of medical electronic products, through our manufacturing agreement with Ivivi, as Ivivi expands distribution of its therapeutic medical electronics, along with efforts to initiate the marketing of our subsidiary’s personal-care products.”

ADM Tronics Unlimited, Inc.
Supplemental Pro-Forma Financial Information

We believe the following table, which compares the results of operations for the year ended March 31, 2008, with the pro-forma results of operations for the year ended March 31, 2007, as if Ivivi's operations were reported on one line, gives a more informative disclosure of our ongoing operations.

The pro forma financial information set forth below should be read in conjunction with a reading of our historical financial statements. The pro forma information is presented for illustrative purposes only and is not intended to be indicative of our results of operations that may be reported in the future.

		Year Ended
		March 31, 2007
		Pro Forma
	Year Ended	Ivivi Operations
	March 31, 2008	Reported on One Line
Revenues	$1,896,746	$922,553
Costs and expenses:
Cost of sales	1,355,862	413,905
Research and development	3,823	303
Selling, general and administrative	1,179,976	1,344,942

Total operating expenses	2,539,661	1,759,150

Operating loss	(642,915)	(836,597)

Interest income	88,315	27,981
Equity in net loss of Ivivi	(2,339,716)	(1,069,563)
Loss from Ivivi operations	--	(6,287,707)

Net loss	$(2,894,316)	$(8,165,886)

Net loss per share, basic and diluted	$(0.05)	$(0.15)

Weighted average shares outstanding,
basic and diluted	53,939,537	53,882,037

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2008 AND 2007

	2008	2007
Revenues	$1,896,746	$1,537,860

Costs and expenses:
Cost of sales	1,355,862	485,365
Research and development	3,823	298,521
Selling, general and administrative	1,179,976	4,371,611

Total operating expenses	2,539,661	5,155,497

Operating loss	(642,915)	(3,617,637)

Interest and financing costs, net	88,315	(3,100,653)
Change in fair value of warrant and
registration rights liabilities	--	(378,033)
Equity in net loss of Ivivi	(2,339,716)	(1,069,563)

Net loss	$(2,894,316)	$(8,165,886)

Net loss per share, basic and diluted	$(0.05)	$(0.15)

Weighted average shares outstanding,
basic and diluted	53,939,537	53,882,037

ADM TRONICS UNLIMITED, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	March 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$2,072,325	$2,498,276
Accounts receivable, net of allowance for doubtful
accounts of $1,088 and $900, respectively	101,270	89,598
Receivables – Affiliate	-	36,657
Inventories	469,403	205,517
Prepaid expenses and other current assets	83,731	35,130

Total current assets	2,726,729	2,865,178

Property and equipment, net of accumulated depreciation
of $17,873 and $5,467, respectively	55,288	37,989

Inventory - long term portion	78,416	81,573
Investment in Ivivi	2,154,517	2,638,562
Advances to related parties	74,299	92,933
Other assets	28,486	89,772

Total assets	$5,117,735	$5,806,007

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$237,331	$180,935
Accrued expenses and other current liabilities	87,439	35,290
Customer deposits – affiliate	241,828	--

Total current liabilities	566,598	216,225

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized,
no shares issued and outstanding	--	--
Common stock, $.0005 par value; 150,000,000 shares
authorized, 53,939,537 shares issued and outstanding at
March 31, 2008 and 53,882,037 at March 31, 2007	26,970	26,941
Additional paid-in capital	32,153,597	30,297,955
Accumulated deficit	(27,629,430)	(24,735,114)

Total stockholders' equity	4,551,137	5,589,782

Total liabilities and stockholders' equity	$5,117,735	$5,806,007

About ADMT

ADMT is a technology based developer and manufacturer of unique, environmentally safe, health and life enhancing technologies and products. Its core competency is its ability to conceptualize a technology, bring it through development, into manufacturing and commercialization, all in-house. Its diversified product technology areas are environmentally friendly, water based industrial chemicals; therapeutic, non invasive electronic medical devices; and, innovative personal care and topical dermatological products.

Forward-Looking Statements

This press release contains statements, which may constitute "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events.  Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements.  Forward-looking statements are subject to a number of risks and uncertainties, including, those risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2007.  The Company assumes no obligation to update the information contained in this press release.

Company Contact:	Andre’ DiMino	201-767-6040	andre@admtronics.com